UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2014

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2014, Air Methods Corporation (the “Company”) entered into a First Amendment to Amended and Restated Employment Agreement (the “Amendment”) with Aaron D. Todd, the Company’s Chief Executive Officer.  The Amendment modifies certain provisions of Mr. Todd’s Amended and Restated Employment Agreement dated September 24, 2012 (the “Existing Agreement”).  The Compensation and Stock Option Committee of the Company’s Board of Directors undertook a review of the Existing Agreement in connection with its annual review of executive compensation.

Under the Existing Agreement, Mr. Todd’s initial term of employment continued through August 31, 2015 and was automatically renewed for subsequent one (1) year terms unless either the Company or Mr. Todd provided ninety (90) days’ advance written notice to the other party that such party did not wish to renew the Existing Agreement.  The Amendment provides that upon expiration of the initial term, Mr. Todd’s employment under the Existing Agreement shall automatically renew for subsequent one (1) year terms until Mr. Todd’s employment is terminated in accordance with the Existing Agreement.

The foregoing does not constitute a complete summary of the terms of the Amendment, and reference is made to the complete text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Employment Agreement between the Company and Aaron D. Todd, dated October 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: October 7, 2014	By:	/s/ Crystal L. Gordon
Crystal L. Gordon, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Employment Agreement between the Company and Aaron D. Todd, dated October 1, 2014.